Exhibit 4.2
DESCRIPTION OF SECURITIES
General
The following description of the material terms of our share capital includes a summary of certain provisions of our articles that became effective upon the closing of the Business Combination (the “articles”). This description is qualified in its entirety by reference to our articles which are incorporated by reference as exhibits to the annual report on Form 10-K of which this Exhibit 4.2 is a part.
Share Capital
Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares issuable in series.
Common Shares
Voting Rights. Under our articles, the common shares are entitled to receive notice of, and to attend and vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote. Each common share entitles its holder to one vote.
Dividend Rights. The holders of outstanding common shares are entitled to receive dividends at such times and in such amounts and form as the board may from time to time determine, but subject to the rights of the holders of any preferred shares. The Company is permitted to pay dividends unless there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares. The timing, declaration, amount and payment of any future dividends will depend on the Company’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, industry practice and other factors that our board deems relevant.
Preemptive Rights. There are no pre-emptive rights relating to the common shares.
Repurchase of Common Shares. Under the OBCA, the Company will be entitled to purchase or otherwise acquire any of its issued shares, subject to restrictions under applicable securities laws and provided that the Company will not be permitted to make any payment to purchase or otherwise acquire any of its issued shares if there are reasonable grounds for believing that: (i) the Company is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of the Company’s assets would, as a result of such payment, be less than the aggregate of its liabilities and stated capital of all classes of shares.
Liquidation. Upon the dissolution, liquidation or winding up of the Company, or any other distribution of assets of the Company, among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of preferred shares, the holders of common shares will be entitled to receive the remaining property and assets of the Company available for distribution to its shareholders ratably in proportion to the number of common shares held by them.
Except as provided in the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote the common shares under the laws of Canada or the Province of Ontario or in our articles.
Preferred Shares
The Company is authorized to issue an unlimited number of preferred shares, issuable in series. Subject to any limitations prescribed by law, including the OBCA, each series of preferred shares will consist of such number of shares and have such rights, privileges, restrictions and conditions as may be determined by the board prior to the issuance of such series. No rights, privileges, restrictions or conditions attaching to any series of preferred shares will confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Company over the shares of any other series of preferred shares. The preferred shares of each series will, with respect to the right of payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Company, rank on parity with the shares of every other series of preferred shares.
The issuance of preferred shares and the terms selected by the board could decrease the amount of earnings and assets available for distribution to holders of common shares or adversely affect the rights and powers, including the voting rights, of the holders of common shares without any further vote or action by the holders of common shares.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could make it more difficult for a third-party to acquire a majority of the outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of the common shares.
Dissent Rights
Under the OBCA, shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation; (ii) amend its articles to add, remove or change any restrictions on the business it is permitted to carry on or the powers it may exercise; (iii) amalgamate with another corporation, subject to certain exceptions; (iv) be continued under the laws of another jurisdiction; or (v) sell, lease or exchange all or substantially all of its property. In addition, holders of a class or series of shares of an OBCA corporation are, in certain circumstances and, in the case of items (a), (b) and (e) below, unless the articles of the corporation provide otherwise, entitled to exercise dissent rights and be paid the fair value of their shares if the corporation resolves to amend its articles to (a) increase or decrease any maximum number of authorized shares of such class or series, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to shares of such class or series; (b) effect an exchange, reclassification or cancellation of the shares of such class or series; (c) add to, remove or change the rights, privileges, restrictions or conditions attached to the shares of such class or series; (d) add to the rights or privileges of any class or series of shares having rights or privileges equal or superior to the shares of such class or series; (e) create a new class or series of shares equal or superior to the shares of such class or series, except in certain circumstances; (f) make a class or series of shares having rights or privileges inferior to the shares of such class or series equal or superior to the shares of such class or series; (g) effect an exchange or create a right of exchange of the shares of another class or series into the shares of such class of series; or (h) add, remove or change restrictions on the issue, transfer or ownership of the shares of such class of series.
Transfer of Shares
Subject to the rules of any stock exchange on which shares are posted or listed for trading, no transfer of a security issued by the Company will be registered except upon (i) presentation of the security certificate representing the security with an endorsement which complies with the OBCA, together with such reasonable assurance that the endorsement is genuine and effective as the directors may require, (ii) payment of all applicable taxes and fees, and (iii) compliance with the articles of the Company. If no security certificate has been issued by the Company in respect of a security issued by the Company, clause (i) above may be satisfied by presentation of a duly executed security transfer power, together with such reasonable assurance that the security transfer power is genuine and effective as the directors may require.

Registration Rights
Investor Agreement
On August 10, 2021, the Company, the Peridot Class B Holders and the Li-Cycle Holders (collectively for the purposes of this subsection referred to as the “Holders”) entered into the Investor Agreement. The Company has granted certain registration rights to the Holders. The registration statement on Form F-3 filed by the Company on September 14, 2022 and declared effective by the SEC on September 23, 2022 was intended to satisfy this requirement. Following the Company’s transition to the U.S. domestic issuer reporting status effective January 1, 2024, the Company intends to file a post-effective amendment to the registration statement on Form F-3 on Form S-3 as soon as practicable after the filing of its first Annual Report on Form 10-K. In addition, pursuant to the terms of the Investor Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of the Company held by such Holders, and each may specify that such demand registration take the form of an underwritten offering, in each case subject to limitations on the number of demands and underwritten offerings that can be requested by each Holder, as specified in the Investor Agreement. Holders will also have “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the Holders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.
Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, Subscription Agreements were entered into by and among each PIPE Investor, Peridot, and NewCo., Peridot obtained commitments from the PIPE Investors to purchase common shares for a purchase price of $10.00 per share for aggregate gross proceeds of $315,490,000. Certain offering related expenses were payable by Peridot under the Subscription Agreements, including customary fees payable to the placement agents. The purpose of the sale of common shares to the PIPE Investors under the Subscription Agreements was to raise additional capital for use in connection with the Business Combination.
The common shares sold to the PIPE Investors were identical to the common shares that were held by our other shareholders at the time of the Closing, except that when initially issued by Peridot, such shares were restricted securities. The PIPE Financing occurred on the date of, and immediately prior to, the consummation of the Business Combination.

The closing of the PIPE Financing was subject to customary conditions, including, among other conditions, the Company’s agreement to, as soon as practicable (but in any case no later than 30 calendar days after the consummation of the Business Combination), file with the SEC (at its sole cost and expense) a registration statement registering the resale of the shares received by the PIPE Investors in the PIPE Financing and to use its commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable after the filing thereof. The registration statement on Form F-3 filed by the Company on September 14, 2022 and declared effective by the SEC on September 23, 2022 was intended to satisfy this requirement. Following the Company’s transition to the U.S. domestic issuer reporting status effective January 1, 2024, the Company intends to file a post-effective amendment to the registration statement on Form F-3 on Form S-3 as soon as practicable after the filing of its first Annual Report on Form 10-K.
KSP Note Purchase Agreement
On September 29, 2021, in connection with the Company’s entry into the KSP Note Purchase Agreement and issuance of the KSP Convertible Note, the Company granted certain registration rights to the holder of the KSP Convertible Notes under the KSP Note Purchase Agreement. The registration statement on Form F-3 filed by the Company on September 14, 2022 and declared effective by the SEC on September 23, 2022 was intended to satisfy this requirement. Following the Company’s transition to the U.S. domestic issuer reporting status effective January 1, 2024, the Company intends to file a post-effective amendment to the registration statement on Form F-3 on Form S-3 as soon as practicable after the filing of its first Annual Report on Form 10-K. The Company has agreed to keep the registration statement (or another shelf registration statement covering the common shares issued or issuable upon conversion of the KSP Convertible Notes) effective until the earlier of (x) the third anniversary of the first issuance of the KSP Convertible Notes or (y) the date on which the holder of the KSP Convertible Notes ceases to hold any common shares issued or upon conversion of the KSP Convertible Notes.
LG Subscription Agreements
On December 13, 2021, Li-Cycle entered into subscription agreements with each of LGES and LGC, each of which were subsequently amended and restated on March 11, 2022 and April 21, 2022 (the “LG Subscription Agreements” and each, an “LG Subscription Agreement”), pursuant to which each of LGES and LGC agreed, subject to the satisfaction of certain conditions, to subscribe for an equal number of the Company’s common shares in transactions exempt from registration under the Securities Act (the “LG Subscription”). The LG Subscription was completed on May 11, 2022 and consisted of the issuance by the Company in accordance with the LG Subscription Agreements of (i) an initial tranche of 4,416,960 common shares, in the aggregate, at a price of $10.00 per share, for an aggregate initial tranche subscription price of approximately $44.2 million, and (ii) a second tranche of 883,392 common shares, in the aggregate, at a price of $6.60 per share (based on the volume-weighted average trading price of the Company’s common shares for the 5 trading days ending immediately prior to April 29, 2022), for an aggregate second tranche subscription price of approximately $5.8 million, for a total subscription price of approximately $50.0 million.
The Company has granted certain registration rights to LGES and LGC under the LG Subscription Agreements. The registration statement on Form F-3 filed by the Company on September 14, 2022 and declared effective by the SEC on September 23, 2022 was intended to satisfy this requirement. Following the Company’s transition to the U.S. domestic issuer reporting status effective January 1, 2024, the Company intends to file a post-effective amendment to the registration statement on Form F-3 on Form S-3 as soon as practicable after the filing of its first Annual Report on Form 10-K. The Company has agreed to keep such shelf registration statement (or another shelf registration statement covering the common shares issued pursuant to the LG Subscription Agreements) effective until the earlier of (x) May 11, 2025 or (y) the date on which LGES or LGC, as applicable, ceases to hold any of the common shares acquired pursuant to the LG Subscription Agreements.

Glencore Registration Rights Agreement
Concurrently with the issuance of the Glencore Convertible Note, the Company entered into a registration rights agreement with Glencore (the “Glencore Registration Rights Agreement”). The Glencore Registration Rights Agreement provides that upon request of the holder of the Glencore Convertible Note, the Company will file with the SEC within 45 days after notice of such request, a resale registration statement covering the resale of the common shares issuable upon conversion of the Glencore Convertible Note and upon exercise of the Glencore Warrants and held by such holder. The Company is required to use commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable and no later than the earlier of (A) 45 days after the filing of such registration statement (or 75 days after the filing of such registration statement if the SEC notifies the Company that it will review the registration statement) or (B) 15 business days after the SEC notifies the Company in writing that it will not review the registration statement. The Company agreed to keep the registration statement (or another shelf registration statement covering the common shares issued or issuable upon conversion of the Glencore Convertible Note and upon exercise of the Glencore Warrants) effective until three years after the holder’s receipt of the common shares issued upon conversion of the Glencore Convertible Note or upon exercise of the Glencore Warrants, as applicable.
In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the holder of the Glencore Convertible Note may demand at any time or from time to time, that the Company file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the common shares issuable upon conversion of the Glencore Convertible Note and upon exercise of the Glencore Warrants and held by such holder. In addition, the holder of the Glencore Convertible Note may specify that such demand registration take the form of an underwritten offering, subject to limitations on the number of demands and underwritten offerings that can be requested by the holder, as specified in the Glencore Registration Rights Agreement. The holder of the Glencore Convertible Note will also have “piggy-back” registration rights, subject to certain requirements and customary conditions.
The Glencore Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the holder of the Glencore Convertible Note against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.
On March 11, 2024, the Company entered into a Note Purchase Agreement (the “Glencore Senior Secured Convertible Note Purchase Agreement”) with Glencore Ltd. and Glencore Canada Corporation, pursuant to which the Company agreed to issue and sell to Glencore Canada Corporation a senior secured convertible note (the “Glencore Senior Secured Convertible Note”) in an aggregate principal amount of $75,000,000. Upon closing of the Glencore Senior Secured Convertible Note, Glencore Canada Corporation and the Company will enter into an amended and restated registration rights agreement substantially on the same terms as the Glencore Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”).
Among other changes, the Amended and Restated Registration Rights Agreement will update the definition of Registrable Securities to also include common shares issuable upon conversion of the Glencore Senior Secured Convertible Note, upon exercise of the Glencore Senior Secured Convertible Note Warrants and held by such holder and common shares acquired by the holder of the Glencore Convertible Notes and the Glencore Senior Secured Convertible Note, to the extent that such common shares are “restricted securities” under Rule 144 or otherwise are held by an affiliate of the Company.
The Amended and Restated Registration Rights Agreement also extends the length of time for which the Company agrees to keep any resale registration statement (or another shelf registration statement covering the common shares issued or issuable upon conversion of the Glencore Convertible Notes or the Glencore Senior Secured Convertible Note and upon exercise of the Glencore Warrants or the Glencore Senior Secured Convertible Note Warrants) effective to five years after the holder’s receipt of the common shares issued upon conversion of the Glencore Convertible Notes or the Glencore Senior Secured Convertible Note or upon exercise of the Glencore Warrants or the Glencore Senior Secured Convertible Note Warrants, as applicable. The Amended and Restated Registration Rights Agreement also provides that the Company will use its commercially reasonable efforts to facilitate any block trades that the holder of the Glencore Convertible Notes and the Glencore Senior Secured Convertible Note may desire to effect.
Transfer Restrictions
The common shares issued pursuant to the LG Subscription Agreements are subject to certain transfer restrictions.

Glencore has agreed to certain transfer restrictions with respect to the common shares issued or issuable upon conversion of the Glencore Convertible Note, including that Glencore will not transfer such common shares other than to permitted transferees until May 5, 2024.
Pursuant to the terms of the Glencore Senior Secured Convertible Note Purchase Agreement, the holder of the Glencore Senior Secured Convertible Note is permitted to transfer any common shares issued upon conversion of the Glencore Senior Secured Convertible Note or exercise of any of the Glencore Senior Secured Convertible Note Warrants subject to certain transfer restrictions including compliance with U.S. and Canadian securities laws, and a prohibition on private transfers to activist investors, foreign entities of concern or, without the Company’s consent, any material competitor. Any transferees will be required to execute a joinder to the Glencore Senior Secured Convertible Note Purchase Agreement and any transferee that would beneficially own at least 5.0% of the common shares (on an as-converted basis) following the transfer will be subject to a standstill agreement. The common shares issued upon conversion of the Glencore Senior Secured Convertible Note or exercise of any of the Glencore Senior Secured Convertible Note Warrants are also subject to a 12-month lock-up from the closing date of the Glencore Senior Secured Convertible Note investment.
Shareholder Rights Plan
On October 31, 2023, the Company’s Board of Directors adopted a limited duration shareholder rights plan (the “Rights Plan”). Pursuant to the Rights Plan, the Company will issue one right for each common share of the Company outstanding as of the close of business on November 10, 2023.
While the Rights Plan is effective immediately, the rights generally will become exercisable only if an applicable person or group acquires beneficial ownership of 20% or more of the Company’s outstanding common shares in a transaction not approved by the Board of Directors. In that situation, each holder of a right (other than the acquiring person or group) will have the right to purchase, for the purchase price of $12.50, a number of common shares of the Company having a then-current market value of twice the purchase price.  In addition, at any time after an applicable person or group acquires 20% or more of the Company’s common shares, the Board of Directors may, at its option, deem all or part of the rights exercised at a ratio of one common share for each outstanding right (other than rights owned by such person or group, which will have become void) for a nil purchase price per right. The Rights Plan has a 364-day term and will expire on October 30, 2024.
The Company entered into an amendment, effective as of March 11, 2024 (“Amendment No. 1”), to the Rights Plan to amend the definition of “Acquiring Person” to exempt Glencore Canada Corporation or its affiliates and associates (such persons together, “Glencore Affiliates”) from the definition of Acquiring Person and to permit Glencore Affiliates’ beneficial ownership in certain circumstances that would otherwise be in excess of the 20% trigger threshold calculated in the manner set forth in the Rights Plan.
Listing
Our common shares are listed on the NYSE under the symbol “LICY”. Holders of our common shares should obtain current market quotations for their securities. There can be no assurance that our common shares will remain listed on NYSE. If we fail to comply with the NYSE listing requirements, our common shares could be delisted from NYSE. A delisting of our common shares would affect the liquidity of our common shares and could inhibit or restrict our ability to raise additional financing.
Transfer Agent
A register of holders of our common shares is maintained by Continental Stock Transfer and Trust Company in the United States, who serves as registrar and transfer agent for our equity securities.